CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 11, 2018, relating to the financial statements and financial highlights of The Government Street Equity Fund, The Government Street Mid-Cap Fund, and The Alabama Tax Free Bond Fund, each a series of Williamsburg Investment Trust, for the year ended March 31, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

July 26, 2018